[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

MASTER COLLABORATION AND LICENSE AGREEMENT
concluded by and between:
Valneva Austria GmbH, CIN: FN 389960 x / HG Wien, with its registered office at A-1030 Vienna, Campus Vienna Biocenter 3, Austria (hereinafter referred to as “VALNEVA”)
and
Serum Institute of India Private Limited, a company incorporated in India under the Companies Act, 1956, having its registered office at 212/2, Off Soli Poonawalla Road, Hadaspar, Pune 411 028, Maharashtra, India (hereinafter referred to as “SIIPL”)
VALNEVA and SIIPL are hereinafter jointly referred to as the “Parties”, and individually as a “Party”.
WHEREAS:
(A)VALNEVA is a specialty vaccine company focused on the development, manufacturing and commercialization of prophylactic vaccines for infectious diseases with significant unmet medical need, and is the exclusive owner or licensee of proprietary rights in the VALNEVA Product (as defined below);
(B)SIIPL is a leading pharmaceutical company engaged in the business of researching, developing, manufacturing, supplying, distributing and marketing of biological products and vaccines for human use and lifesaving drugs;
(C)VALNEVA holds, owns and/or otherwise Controls the Licensed Technology (as defined below) related to the VALNEVA Product;
(D)VALNEVA has entered into a funding agreement with CEPI (as defined below) aiming to accelerate Regulatory Approval of the VALNEVA Product, secure supply of the chikungunya vaccine in regions where there is an Outbreak or an Increased Outbreak Preparation Need and, support WHO prequalification to facilitate broader access in low- and middle-income countries. VALNEVA and SIIPL have agreed to enter into this Agreement to address the needs of a chikungunya vaccine in the SIIPL Territory (as defined below);
(E)SIIPL desires to obtain requisite licenses from VALNEVA to use Licensed Technology, either by itself or through its Sub-licensees (as defined below), to Develop, Manufacture, and Commercialize the SIIPL Product (all defined below) in the SIIPL Territory in the Field (as defined below) during the Term (as defined below) of this Agreement;

(F)The Parties have discussed specific CEPI requirements together with CEPI and have signed the CEPI Side Letter (as defined below);
(G)The Parties have agreed to enter into this Master and License Collaboration Agreement to set forth their mutual understandings and agreement on the framework of their collaboration and exploitation efforts as described below, while the specifics for the
Technology Transfer from VALNEVA to SIIPL, the supply by VALNEVA of VALNEVA Drug Substance (as defined below) for use in the Manufacture of the SIIPL Product will be set out in the “Project Agreements”, namely the Technology Transfer Agreement and the Drug Substance Supply Agreement and related quality agreement.
NOW THEREFORE, THE PARTIES HEREBY AGREE as follows:
1. Interpretation and Definitions
Unless specifically set forth to the contrary in this Master Collaboration and License Agreement, the following terms, when capitalized, whether used in the singular or plural, shall have the respective meanings set forth below, and derivative forms of these terms when capitalized shall be interpreted accordingly.
“Affected Territory” means any country, or any geographic area within a country, in which there is an Outbreak or for which there is an Increased Preparation Need.
“Affiliate” With respect to VALNEVA shall mean any Person that is controlled by, controls, or is under common control with VALNEVA as of or after the Effective Date. For such purpose, the term “control” means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in an entity, or more than fifty percent (50%) interest in the income of the entity in question, or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity.
“Agreement” shall mean this Master Collaboration and License Agreement including any Annexes attached hereto.
“Annual Recalculation Certificate” is defined in Section 11.4.
“Applicable Law(s)” shall mean any applicable national, supranational, or local statute, ordinance, decree or other law, regulation or by-law or any code, rule or direction, including but not limited to GLP, GCP, cGMP and cGDP, and Anti-Corruption Laws or any license, consent, permit, authorization or other approval of any Regulatory Authority, Governmental Entity or any other statutory Person which has appropriate jurisdiction in the countries where the Parties shall perform activities in furtherance of this Agreement and the Project Agreements.

“Anti-Corruption Laws” shall mean any and all anti-corruption and anti-bribery laws applicable to this Agreement and as may be applicable to each Party, including but not limited to the U.S. Foreign Corrupt Practices Act and the UK Bribery Act.
“Batch Record” means the written record documenting the manufacturing process and the history of a batch Manufactured.
“Business Collaborators” shall mean any licensor, licensee, seller, service provider or financing source that has or envisions having a business relationship with a Party or its
Affiliates.
“Business Day(s)” shall mean any day other than a Saturday, Sunday or statutory holiday in Austria or India.
“CEPI” means the Coalition for Epidemic Preparedness Innovations.
“CEPI Side Letter” shall mean the Letter Agreement signed on 18 December 2024 by CEPI, SIIPL and VALNEVA, attached hereto as Annex 6.
“Certified Auditor(s)” is defined in Section 10.9 e.
“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of more than 50% voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party owning 50% or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.
“Claims” is defined in Section 16.4 a.
“Clinical Trial(s)” shall mean any clinical trial involving the administration of a product to a human subject for the purpose of evaluating the safety, efficacy, immunogenicity, performance, or other characteristic of such product.

“Commercialize” means any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of the SIIPL Product and interaction with a Governmental Entity in the applicable country or region within the SIIPL Territory for such SIIPL Product regarding the foregoing, but excluding activities directed to Manufacturing, Medical Affairs, or the Development thereof. “Commercialize”, “Commercializing”, and “Commercialized” and “have Commercialized” will be construed accordingly.
“Commercial License” has the meaning set forth in Section 3.1.
"Commercially Reasonable Efforts" shall mean those efforts in accordance with the subject Party’s efforts and resources normally used by it for a product owned by it, or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable product, and other relevant factors including technical, legal, scientific or medical factors. Commercially Reasonable Efforts requires, with respect to an obligation, that the Party: (a) promptly assign responsibility for such obligation to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligation, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.
“Confidential Information” shall mean and include all data and proprietary information and materials of a Party or its Affiliates or their Business Collaborators, not in the public domain, including without limitation, data, information and materials relating to that Party’s or its Affiliates` or their Business Collaborators’ products and technology, business, affairs, research and development activities, results of pre-clinical and clinical trials, national and multinational regulatory proceedings and affairs, finances, plans, contractual relationships and operations. The terms and conditions of this Agreement shall be considered Confidential Information of both Parties.
"Conforming Product(s)" shall mean SIIPL Product(s) that have been Manufactured in conformance with, and are otherwise themselves in conformance with, Applicable Law (including but not limited to cGMP), Regulatory Approvals, and other terms and conditions of this Agreement and the Project Agreements.
“Control” means, with respect to any assets, including but not limited to materials, or intellectual property rights, the possession (whether by ownership or license) by a Party (or by any Affiliate of a Party) of the ability to grant to the other Party a license to such asset without violating the terms of any agreement, other arrangement or any patent rights or Know-How of any Third Party.

"Current Good Manufacturing Practices" or "cGMP" means manufacturing standards that are consistent with all applicable International Conference on Harmonization Guidelines.
“Develop” or “Developing” means all internal and external research, development, and regulatory activities related to the SIIPL Product, including (a) non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of the SIIPL Product in the SIIPL Territory, but excluding activities directed to Manufacturing, Medical Affairs, or
Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for the SIIPL Product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such regulatory approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, paediatric studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in the SIIPL Territory to support or maintain Regulatory Approval for the SIIPL Product in the SIIPL Territory). “Develop”, “Developing”, “Development”, and “Developed” and “have Developed” will be construed accordingly.
“Development Plan” has the meaning set forth in Section 6.2.
“Distributors” has the meaning set forth in Section 8.27.
“Documentation” is defined in the Technology Transfer Agreement.
“Drug Substance Aliquot” [***].
“Drug Substance Supply Price” means the price of Drug Substance Aliquot paid by SIIPL to VALNEVA under the Drug Substance Supply Agreement which cost agreed on the Effective Date are set forth in Annex 4.
“Drug Product Manufacturing Cost” means the cost incurred by SIIPL in its Manufacturing of the SIIPL Product which costs agreed on the Effective Date are set forth in Annex 4.
“Effective Date” shall mean the date of last signature of this Agreement.
“Equitable Access Plan” is defined in Section 8.25.
“Exploit” or “Exploitation” means to make, have made, use, offer to sell, sell, Develop, have Developed, Manufacture, have Manufactured, perform Medical Affairs,

Commercialize or have Commercialized and other activities related to the SIIPL Product. When used as a noun, exploitation means any and all activities involved in Exploiting.
“Field” shall mean the field of vaccine for the prevention or treatment of chikungunya in humans.
“First Commercial Sale” shall mean, with respect to the SIIPL Product in a country within the SIIPL Territory, the first sale of the SIIPL Product to a Third Party for distribution, use, or consumption in such country after receipt of Regulatory Approval for such SIIPL Product in such country.
“Force Majeure” is defined in Section 20.6.
"Good Clinical Practices" or "GCP" means clinical practices and standards that are consistent with all applicable International Conference on Harmonization Guidelines, including, without limitation, ICH: E6 Good Clinical Practice in its then current version.
"Good Distribution Practices" or "GDP" means, as relevant to the SIIPL Product, the then-current good distribution practices and similar rules, regulations and guidelines, as amended from time to time, applicable to the proper handling, transport, storage, importation, marketing, promotion, sale and distribution of pharmaceutical products in the SIIPL Territory.
"Good Laboratory Practices" or "GLP" means laboratory practices and standards that are consistent with all applicable International Conference on Harmonization Guidelines.
“Governmental Entity” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement and the Project Agreements.
“Intellectual Property Rights” or “IP” shall mean and refer to, throughout the world, (a) Patent Rights, trademarks, trade names, trade dress, service marks, domain names, (b) copyrights, moral rights, related rights (including without limitation so called "neighboring rights" and "sui generis" rights), database rights, trade secrets and know-how, rights in and to databases (including rights to prevent the extraction or reutilization of information from a database), design rights, industrial design rights, utility model rights, topography rights and all other rights associated with works of authorship (including computer programs), creations or performances, whether published or unpublished, and (c) all rights or forms of protection of a similar nature whether registered or applications for registration thereof, including but not limited to all other intellectual property, industrial property, and similar rights.

“Increased Outbreak Preparation Need” shall mean when, having considered all reasonably accessible and relevant information including epidemiological data, travel and migration patterns and the likely availability of other products or product candidates, CEPI determines, in its sole discretion in consultation with experts (for example a sub-group or subcommittee of CEPI’s Scientific Advisory Committee that CEPI determines has appropriate expertise), that there is a heightened need for the SIIPL Product to address potential Outbreaks.
“Joint Steering Committee” or “JSC” shall have the meaning assigned to it in Article 4.
“Key Countries” are defined in Annex 1.
“Know-How” means any proprietary information and documents containing records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, trade secrets (in each case, patentable, copyrightable, or otherwise).
“Latent Defect” means a defect in the VALNEVA Drug Substance that (i) was not reasonably discoverable using routine quality control procedures and (ii) was discovered after administration of the SIIPL Product on mass scale.
“Licensed Manufacturing Know-How” means all Know-How that (a) is Controlled by VALNEVA or any of its Affiliates as of the Effective Date, (b) is Developed by VALNEVA during the Term of this Agreement, and (c) directly relates to the fill & finish Manufacture of the VALNEVA Product but does not include the Know-How relating to VALNEVA Drug Substance and/or related processes. The detailed scope of the Licensed Manufacturing Know-How is defined in the Technology Transfer Agreement.
“Licensed Patents” means i) the patents listed in Annex 2 of this Agreement and ii) any other future patents that may be filed during the Term of this Agreement by VALNEVA both i) and ii) in as far they are related to the Licensed Manufacturing Know-How.
“Licensed Technology” means the Licensed Manufacturing Know-How, and the Licensed Patents.
“Manufacture” or “Manufacturing” means activities which include, without limitation, the manufacturing, formulation, processing, packaging, labelling, filling, finishing, assembly, shipping, storage, or freight of the SIIPL Product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of VALNEVA Drug Substance and SIIPL Product, quality assurance review and release of product, process development, qualification, and validation, scale-up, preclinical, clinical, and commercial manufacture and analytic development, and product characterization, but excluding activities directed to Development, Medical Affairs, or Commercialization. “Manufacturing” and “Manufactured” and “have Manufactured” will be construed accordingly.
“Manufacturing Report” is defined in Section 10.5.
“Medical Affairs” shall mean the following activities of medical affairs personnel (including medical science liaisons) related to the SIIPL Product in the SIIPL Territory: (i) providing input and assistance with consultancy meetings, and delivering non-promotional scientific exchanges and conducting non-promotional activities such as presenting scientific information; (ii) providing grants to support continuing medical education or symposia for educational needs related to the SIIPL Product, including with respect to its therapeutic use; (iii) development, publication, presentation and dissemination of publications relating to the SIIPL Product; (iv) responding to medical inquiries and providing medical information services in response to inquiries received from healthcare professionals; and (v) arranging meetings with or giving presentations to (in-person or otherwise) healthcare professionals and other relevant professionals.
“Milestone Payments” are defined in Annex 5.
“Net Profit” means [***].
“Net Sales” means [***].
No deduction will be made for any cost incurred by SIIPL in Developing, Manufacturing, or Commercializing the SIIPL Product except as permitted pursuant to sections (i) to (iv) above; provided that SIIPL Product transferred to Third Parties in reasonable quantities for Clinical Trials (if applicable), compassionate use or expanded access programs, indigent programs, in each case, will give rise to Net Sales only to the extent that SIIPL or its Sublicensee invoices or receives amounts therefor. If a single item falls into more than one of the categories set forth in sections (i)-(iv) above, then such item may not be deducted more than once. All deductions in sections (i) through (iv) above will be fairly and equitably allocated between the SIIPL Product and other products of SIIPL or its Sub-licensee such that the SIIPL Product does not bear a disproportionate portion of such deductions. Calculations of Net Sales will be consistently applied across all of SIIPL’s products and will be consistent between periods. Such amounts will be determined from the books and records of the selling party and will be calculated in accordance with GAAP or IFRS, as applicable.
“Outbreak” means a public health emergency on a national or regional scale declared by one or more public health agencies, in each case as a result of a material increase in the number of cases of people infected with chikungunya including any regional outbreak, an epidemic or a pandemic.
“Party” shall have the meaning assigned to such term in the preamble hereof.

“Profit Share” is defined in Section 10.3.
"Patent Rights" means all rights, title and interests in and to (a) all national, regional, and international patents and patent applications filed in any country of the world including provisional patent applications and all supplementary protection certificates, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from any of these, including any continuation, continuation-in part, divisional, provisional, converted provisional, or continued prosecution application, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.
“Payment” is defined in Section 11.2.
“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, publicly listed company, trust, unincorporated organization, governmental body or other entity.
“Project Agreements” means those agreements listed in Section 2.5, and other agreements as may be necessary for the Parties (or appropriate Affiliates) to implement the collaboration contemplated under this Agreement.
“Quarterly Certificates” is defined in Section 10.6.
"Raw Materials" shall mean any and all compounds, excipients, commodities, and other materials required for the Manufacture of the SIIPL Product.
“Regulatory Approval” means with respect to a certain pharmaceutical product, all approvals by the competent Regulatory Authority in a certain country necessary to manufacture and sell such pharmaceutical product commercially in such country.
“Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other Governmental Entity with authority over the marketing, pricing and/or sale of a pharmaceutical product in a country.
“Representatives” is defined in Section 21.2.
“Results” shall mean data generated by either Party during the Term of this Agreement and the Project Agreements.
“SIIPL Claims” is defined in Section 16.2.
“SIIPL Facility” is defined in the Technology Transfer Agreement.
“SIIPL Improvements” shall mean and include all Know-How, invented or Developed during the Term of this Agreement solely by SIIPL or its Sub-licensees relating to the

Manufacture, Development and Commercialization of the SIIPL Product under this Agreement.
“SIIPL Indemnities” is defined in Section 16.2.
“SIIPL Losses” is defined in Section 16.2.
“SIIPL Product” shall mean the finished drug product Developed by SIIPL or its Sublicensees based on the Licensed Technology.
“SIIPL Proprietary Rights” shall mean all proprietary rights, including any and all Intellectual Property Rights, in the SIIPL Improvements.
“SIIPL Territory” is defined in Annex 1 attached to this Agreement.
“Sales and Marketing Cost” means [***].
“Subcontractor” means a Third Party engaged by SIIPL to perform certain obligations or exercise certain rights on behalf of SIIPL under this Agreement without transferring or disclosing without VALNEVA’s prior written consent any trade secrets of VALNEVA more specifically mentioned under Annex 8 of the Technology Transfer Agreement, or having any subcontractor’s right created in Licensed Technology.
“Sub-licensee” means a Third Party to whom SIIPL has granted a sub-license pursuant to Article 3 of this Agreement.
“Successful Completion” as it relates to the technology transfer is defined in the Technology Transfer Agreement.
“Term” is defined in Section 17.1.
“Technology Transfer” shall mean the transfer of Licensed Manufacturing Know-How (as further defined in the Technology Transfer Agreement), relating to the formulation, fill, lyophilization and finish processes necessary for the proper Development and Manufacturing of the SIIPL Product in the SIIPL Territory.
"Technology Transfer Agreement" shall mean that certain Technology Transfer Agreement between the Parties, dated as of even date herewith, setting forth terms and conditions relating to the Technology Transfer of the Licensed Manufacturing Know-How from VALNEVA to SIIPL.
“Third Party” shall mean any Person other than VALNEVA and SIIPL and VALNEVA Affiliates.
“Upfront Payment” is defined in Annex 5.
“Valid Claim” shall mean (a) an unexpired claim (where the claim relates to any composition of matter or method of use) of an issued Patent Right, which claim has not been found to be unpatentable, invalid or unenforceable by a court or other Governmental Entity in the subject country, from which decision no appeal is taken or can be taken; or

(b) a claim (where the claim relates to any composition of matter or method of use) of a pending application, which application claims a first priority no more than seven (7) years prior to the date upon which pendency is determined; provided, however, when any and all such Patent Rights issued based on such pending application, any claim contained therein shall be deemed a Valid Claim as of that point in time. If, in any country, there should be two (2) or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.
“VALNEVA Claims” is defined in Section 16.1.
“VALNEVA Drug Substance” shall mean the active ingredient of the VALNEVA Product as further defined in the Drug Substance Supply Agreement.
“VALNEVA Indemnitees” is defined in Section 16.1.
“VALNEVA Know-How” means all Know-How that (a) is Controlled by VALNEVA or any of its Affiliates on the Effective Date or is developed by VALNEVA during the Term of this Agreement, and that (b) directly relates to the VALNEVA Product and/or the VALNEVA Drug Substance.
“VALNEVA Losses” is defined in Section 16.1.
“VALNEVA Product” shall mean VALNEVA’s chikungunya vaccine in finished form, also known as IXCHIQ® in the VALNEVA Territory.
“VALNEVA Territory” shall mean all countries of the world excluding the SIIPL Territory.
1.1References to sections and paragraphs are to sections and paragraphs to this Agreement (unless the context otherwise requires).
1.2References to this Agreement shall include the Annexes attached hereto.
1.3The headings in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement, and they shall not affect its meaning, construction or effect.
2.Background.
2.1The objectives of this Agreement and the Project Agreements are (i) to speed up the development of a chikungunya vaccine in the SIIPL Territory, which are high-risk outbreak areas, (ii) to ensure that there is a regular supply of the SIIPL Product in countries that have a demand for the vaccine at an affordable price, and (iii) in the context of an Outbreak or an Increased Outbreak Preparation Need to ensure that the SIIPL Product is first available to populations in the Affected Territory when and where they are needed.

2.2The Parties’ activities under this Agreement and the Project Agreements are as follow:
a.VALNEVA will transfer its Licensed Manufacturing Know-How to SIIPL under the terms and conditions of the Technology Transfer Agreement within a period agreed therein. SIIPL will obtain Regulatory Approval of the single-dose SIIPL Product in the SIIPL Territory, including, but not limited to, India and other Key Countries, and WHO prequalification as further set forth in Section 6.5 below.
b.SIIPL will Develop, Manufacture, Commercialize and otherwise Exploit the SIIPL Product in the SIIPL Territory at SIIPL’s sole responsibility, financial risk, cost, and expense, according to the terms and conditions of this Agreement.
c.VALNEVA will supply VALNEVA Drug Substance to SIIPL for purposes of the Technology Transfer and thereafter for the commercial Manufacturing of the SIIPL Product.
d.In parallel with the Technology Transfer of the single-dose SIIPL Product in India, SIIPL may, in its sole discretion, decide to develop a multi-dose version of the SIIPL Product provided such development is not detriment to the technology transfer and registration of the single dose SIIPL Product. However, such development shall be SIIPL’s sole responsibility, conducted at SIIPL’s sole risk, cost, and expense.
2.3R&D Evaluation Agreement. Within [***] following the Effective Date of this Agreement, SIIPL shall provide VALNEVA with a draft pre-clinical development and evaluation agreement, including a work plan pertaining to the evaluation of the feasibility of a potential Dengue - Chikungunya combination vaccine at SIIPL’s own cost (“Evaluation Agreement”). VALNEVA shall promptly review such draft and the Parties shall negotiate in good faith and use Commercially Reasonable Efforts to finalize such an agreement on mutually acceptable terms within [***] following VALNEVA’s receipt of the draft Evaluation Agreement. A potential license to a Dengue – Chikungunya combination vaccine requires a separate collaboration and license agreement between VALNEVA and SIIPL.
2.4Drug Substance Technology Transfer. In case of a significant and consistent increased demand for the Product, the Parties agree that they shall negotiate in good faith and use Commercially Reasonable Efforts to finalize and enter into an agreement for the technology transfer of VALNEVA’s Drug Substance from Valneva to SIIPL on mutually agreed terms and conditions.
2.5Certain specific terms and conditions of the undertakings under Section 2.2 a)-d) above will be set out in separate agreements, including but not limited to, a Technology Transfer Agreement, a Drug Substance Supply Agreement and a Quality Agreement (hereinafter individually referred to as a “Project Agreement” and jointly referred to as “the Project Agreements”).
2.6All terms and conditions of this Agreement shall be incorporated by reference into the Project Agreements. The Parties agree that this Agreement and the Project Agreements will be read harmoniously. To the extent there is any inconsistency or conflict between the terms of any Project Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.
2.7The Parties will comply with Applicable Law and the agreed obligations under the CEPI Side Letter and will use Commercially Reasonable Efforts to perform their respective obligations under this Agreement and the Project Agreements.
3.License Grant to SIIPL.
3.1Commercial License. Subject to terms and conditions of this Agreement, VALNEVA hereby grants to SIIPL an exclusive, sub-licensable, and profit sharing license to use the Licensed Technology solely together with the VALNEVA Drug Substance supplied by VALNEVA to Develop, Manufacture Commercialize and otherwise Exploit, either through SIIPL directly or through its pre-approved Sub-licensees or Subcontractors, the SIIPL Product, in the SIIPL Territory in the Field during the Term of this Agreement (“Commercial License”). For clarification, the license granted as it relates to the use of VALNEVA’s regulatory dossier (“Dossier”) is restricted to the limited use necessary for regulatory purposes.
3.2Covenant Not to Sue. SIIPL will not sue VALNEVA and/or any of VALNEVA Affiliates or sublicensee(s) on any matter relating to any Improvement made and/or Controlled by VALNEVA and/or its Affiliates to its Licensed Technology and further SIIPL will not challenge the validity of the Licensed Patents.
3.3Sublicense and Subcontractors. The Parties agree that SIIPL may grant, subject to preapproval by VALNEVA, a sublicense (in whole or in part) under the licenses as set forth in this Section 3 to a Sub-licensee. A sublicense to SIIPL’s affiliates does not require any pre-approval, however SIIPL agrees to provide VALNEVA with not less than [***] prior written notice of such affiliate. For clarity, a sub-license to any Third Party requires VALNEVA’s prior written consent. SIIPL shall provide VALNEVA with a redacted copy of each agreement with such pre-approved Sub-licensee. SIIPL shall ensure that any sublicense granted in accordance with the terms of this Agreement shall be on similar terms and conditions as stipulated in this Agreement, however such terms and conditions may not be less stringent than those provided in this Agreement. SIIPL shall remain responsible for the performance of its Sub-licensees, hereunder. For the sake of clarity, it is hereby agreed between the Parties that, as of the Effective Date of this Agreement, SIIPL will be the sole legal entity provided with a license to the Licensed Technology.
3.4SIIPL and / or its Sub-licensees may engage Subcontractors (without transferring or disclosing VALNEVA’s trade secrets as mentioned below without VALNEVA’s prior consent pertaining to the Licensed Technology) to perform SIIPL’s and / or its Sublicensees’ obligations under this Agreement. The Subcontractors shall be in compliance with the Quality Agreement. As between VALNEVA and SIIPL, SIIPL shall remain responsible for its performance, and for the performance of its and its Sub-licensees’ Subcontractors, hereunder. For clarity, any disclosure or transfer of

VALNEVA’s trade secrets require VALNEVA’s prior written consent. Such trade secrets are listed in Annex 8.
3.5Nothing stated in this section shall apply to any Distributors engaged by SIIPL for the Commercialization and Exploitation of the Product in any country within the SIIPL Territory to the extent such Distributors are acting solely in such distribution capacity.
4.Joint Steering Committee (JSC)
4.1Purpose of the JSC. The Parties shall form a Joint Steering Committee (JSC) to oversee the progress of the Development of the SIIPL Product based on the SIIPL Development Plan, such SIIPL Development Plan setting forth inter alia timelines for the Technology Transfer of the Licensed Technology, for the conduct of Clinical Trials (if any), and submission(s) of marketing authorization(s) and WHO prequalification.
4.2Composition of the JSC. The JSC shall be composed of up to 4 (four) members of each Party, respectively, no later than [***] after the Effective Date. The chairperson of the JSC shall be designated annually on an alternating basis between the Parties. The initial chairperson shall be selected by VALNEVA. Each Party shall designate as its representatives’ individuals who have the requisite experience, knowledge and seniority to be able to make decisions on behalf of the Party designating such individual.
4.3Meetings of the JSC. The Joint Steering Committee shall meet at least quarterly and at such other times as the Parties may agree or may be necessary under this Agreement or the Project Agreements. The first meeting of the Joint Steering Committee shall be held as soon as reasonably practicable, but in no event later than [***] after the Effective Date. Meetings shall be held by teleconference or videoconference; provided, however, that there shall be at least [***] face-to-face meeting per calendar year, unless the Parties agree otherwise. Face-to-face meetings shall alternate between the principal business locations of the Parties or be held at such other location as may be mutually agreed upon by the Parties. Meetings may also be called by either Party, on ten (10) days written notice to the other.
4.4At least [***] prior to each meeting of the JSC, SIIPL shall submit to VALNEVA an updated report on the status of activities under the SIIPL Development Plan.
4.5All decisions of the JSC shall be made by unanimous consent of the members present in person or by telephone or teleconferences/videoconferences at any meeting, with SIIPL members cumulatively having one (1) vote and VALNEVA members cumulatively having one (1) vote. A quorum for a meeting shall require at least one (1) representative from SIIPL and at least one (1) representative from VALNEVA.
In the event that unanimity cannot be reached by the JSC with respect to a matter that is subject to its decision-making authority, then the matter shall be referred for further review and resolution to the CEO of VALNEVA or such other similar position designated by VALNEVA from time to time, and the CEO of SIIPL, or such other similar position designated by SIIPL from time to time. The designated persons at each

Party shall use reasonable efforts to resolve the matter within [***] after the matter is referred to them. In the event that the designated officers fail to resolve the matter, the Parties agree to submit the matter to be resolved to a suitably qualified independent individual acceptable to both Parties. In the event that the matter can still not be resolved within thirty (30) days of its referral to the independent person jointly approved by both Parties, the dispute resolution provisions according to Section 20.5 shall apply.
4.6Within [***] following the meeting of the Joint Steering Committee, the JSC chair will circulate among the JSC members the meeting minutes, including any decisions made by the JSC and any action items to be completed.
4.7The Joint Steering Committee shall not have the authority to amend, modify or waive compliance with any term or condition of, or take any action inconsistent with or in violation of this Agreement and the Project Agreements or any Applicable Law.
4.8The JSC shall be entitled to appoint subcommittees, specifically for the clinical development and the Technology Transfer.
4.9Costs. The Parties agree that the costs incurred by each Party in connection with its participation in the Joint Steering Committee shall be borne solely by such Party.
5.CEPI Side Letter Requirements
5. 1 The Parties hereby agree that:
5.1.1VALNEVA has entered into a funding agreement with CEPI aiming to accelerate Regulatory Approval of the VALNEVA Product, secure supply of the chikungunya vaccine in regions where there is an Outbreak or Increased Outbreak Preparation Need and, support WHO prequalification to facilitate broader access in low- and middle-income countries.
5.1.2Both Parties mutually acknowledge that they have entered into an understanding with CEPI, and, as a result of this understanding, both Parties agree that the CEPI Side Letter shall be incorporated herein by reference hereto and is applicable to the licenses provided to SIIPL under this Agreement.
6.Development Plan, Regulatory Activities, Diligence, and potential Clinical Trials
6.1The Parties agree to form a Development Committee to oversee the Development Plan and the Development activities performed by SIIPL under this Agreement and the Project Agreements. The Parties acknowledge that development oversight is necessary solely for proper reporting by both VALNEVA and SIIPL to CEPI on the progress of the SIIPL Product to be accessible to the public health market in the SIIPL Territory, at an affordable price.
6.2Development Plan. Not later than [***] after the Effective Date, SIIPL shall provide VALNEVA with a detailed written plan for SIIPL’s Development of the SIIPL Product throughout the SIIPL Territory including but not limited to Development and regulatory strategies and timelines for Development activities, deliverables, CMC strategy and path towards Regulatory Approval (the “Development Plan”), subject to and as further described in this Section 6.2. SIIPL will obtain and maintain all Regulatory Approvals required to Develop and Commercialize the SIIPL Product throughout the SIIPL Territory at SIIPL’s own cost. SIIPL will perform all Development of the SIIPL Product in accordance with the Development Plan. The Development Plan and any updates thereto will include a high-level summary of key Development activities for the SIIPL Product and approximate timelines for such activities, provided that such timelines are subject to change due to applicable timelines and requirements of Regulatory Authorities, including for obtaining and maintaining permissions and other Regulatory Approvals. The Development Plan and updates thereto will include all Development activities necessary to obtain and maintain all Regulatory Approvals to Commercialize the SIIPL Product in each country in the SIIPL Territory and any other activities otherwise recommended or required by the applicable Regulatory Authority in any country in the SIIPL Territory to obtain or maintain such Regulatory Approvals. SIIPL will update the Development Plan as necessary during the Term and will provide each such update to VALNEVA for review and comment. SIIPL will incorporate all reasonable comments received from VALNEVA regarding Development activities for the SIIPL Product that are relevant to obtaining or maintaining Regulatory Approvals to Commercialize the SIIPL Product in any country in the SIIPL Territory.
6.3Development Committee. The Parties shall appoint a development committee of equal number of members designated by VALNEVA and SIIPL, respectively, no later than [***] after the Effective Date ("Development Committee"). The members from each Party collectively will have one (1) vote. The function of the Development Committee shall be to: (i) review and comment upon updates and changes to the SIIPL Development Plan; (ii) advise on the Development of the SIIPL Product generally; (iii) review the progress of the SIIPL Development Plan and any related activities; (iv) appoint subcommittees (with equal participation by the Parties) and set forth the applicable procedures of operation for such subcommittees, and (v) otherwise oversee the SIIPL Development Plan. The Development Committee shall hold meetings at least quartery and at such other times as the Parties may agree or may be necessary. Meetings shall be held by teleconference or videoconference; provided, however, that there shall be at least [***] per calendar year, unless the Parties agree otherwise. Face-to-face meetings shall alternate between the principal business locations of the Parties or be held at such other location as may be mutually agreed upon by the Parties. Within [***] following the meeting of the Development Committee, SIIPL will provide VALNEVA with the draft meeting minutes for review, including any decisions made by the Development Committee and any action items to be completed. Each Party shall bear its own costs and expenses incurred in connection with such meetings.
6.4Regulatory Activities. Subject to and as further described in this Section 6.4, SIIPL will have sole control over and decision-making authority with respect to all regulatory activities for the SIIPL Product in the SIIPL Territory, including obtaining and maintaining, in its name or the name of its designee, all Regulatory Approvals, licenses, and permits required to Commercialize the SIIPL Product in the SIIPL Territory, and any correspondence or meetings with Regulatory Authorities regarding any of the foregoing, provided that SIIPL shall give VALNEVA [***] prior written notice that SIIPL will be providing any such submissions for VALNEVA’s review, which review shall not unreasonably delay such filings, or as may be decided by the Parties mutually, in advance of SIIPL ’s filing or submission thereof, and SIIPL will incorporate any reasonable comments received from VALNEVA into such regulatory submissions (including with respect to the inclusion or exclusion of VALNEVA’s Confidential Information). SIIPL shall allow VALNEVA and CEPI to participate in meetings with the relevant Regulatory Authority as a silent observer, provided the Regulatory Authority so accepts. At VALNEVA’s and CEPI’s reasonable request, SIIPL shall request a meeting with Regulatory Authorities to address any significant unresolved issues. SIIPL will conduct such regulatory activities in accordance with the then-current Development Plan. SIIPL will be solely responsible for all costs and expenses incurred by it to obtain and maintain such Regulatory Approvals required to Commercialize the SIIPL Product in the SIIPL Territory. Upon SIIPL’s request and without incremental charge to SIIPL, VALNEVA will provide reasonable support to SIIPL (which support shall be detailed in the Development Plan) to obtain or maintain Regulatory Approval to Commercialize the SIIPL Product in any country in the SIIPL Territory, and in the activities in support thereof, to the extent VALNEVA has the resources to do so. VALNEVA will provide letters of authorization as necessary for SIIPL to exercise its right of reference to drug master files and VALNEVA may, at either Party’s request, participate in any meetings (in person or by teleconference) with any Regulatory Authority regarding any Regulatory Approval necessary to Commercialize the SIIPL Product in the SIIPL Territory, in each case, without incremental charge to SIIPL.
6.5Diligence Obligations. SIIPL will perform all activities set forth in the Development Plan in accordance with Applicable Law and use its best efforts to perform all such activities in accordance with the applicable timeframes set forth in the Development Plan, including but not limited to the obligation to apply for and use Commercially Reasonable Efforts to 1) obtain Regulatory Approval and/or licensure of the SIIPL Product within the SIIPL Territory, 2) obtain WHO prequalification, and 3) Commercialize the SIIPL Product in the SIIPL Territory. The Parties have agreed that SIIPL shall prioritize and use Commercially Reasonable Efforts to obtain Regulatory Approval and licensure of the SIIPL Product in the Key Countries. SIIPL shall use best efforts to implement the Launch Readiness Plan for Key Countries in accordance with agreed timelines. In case SIIPL fails to provide and implement such Launch Readiness Plan within the agreed timelines, Section 4.5 shall apply. SIIPL shall use Commercially Reasonable Efforts to apply for WHO prequalification no later than [***] after Regulatory Approval in India. SIIPL shall further use Commercially Reasonable Efforts to pursue UNICEF procurement of the SIIPL Product within the SIIPL Territory within [***] of obtaining WHO prequalification. SIIPL shall use best efforts to ensure the SIIPL Product is added onto the National Immunization Program of India and other Key

Countries within [***] of Regulatory Approval of the SIIPL Product in India and other Key Countries, as applicable.
6.6Development Costs. SIIPL shall bear its own costs and expenses incurred in connection with the performance of its obligations under the Development of the SIIPL Product.
6.7Clinical Trials. In the event SIIPL would like to conduct any Clinical Trials such Clinical Trial shall be agreed upon and regulated in a separate agreement between VALNEVA and SIIPL. The Parties agree that only in the event SIIPL decides to accept any funding directly from CEPI for the conduct of such Clinical Trials then the terms and conditions of such funding would be agreed upon in a separate agreement with CEPI as agreed in the CEPI Side Letter.
6.8Development and Regulatory Records. SIIPL will maintain and retain for a period of [***], complete, current and accurate records of all Development and regulatory activities conducted by it hereunder, and all data and other information resulting from such activities. Such records will fully and properly reflect all work done and Results achieved in the performance of the Development and regulatory activities in good scientific manner appropriate for regulatory and patent purposes. These records will be made available to VALNEVA upon request.
7.Intellectual Property, Infringement and Prosecution
7.1Ownership of IP. Both Parties shall keep all right, title and interest in and to their respective IP. Unless specifically agreed hereunder otherwise, nothing herein shall grant any Party a license to the other Party’s IP. For clarity, all Intellectual Property Rights in relation to Licensed Technology shall be VALNEVA’s IP and shall remain the exclusive property of VALNEVA, and all Intellectual Property Rights in SIIPL Improvements and excluding VALNEVA Licensed Technology are owned and Controlled by SIIPL as on the Effective Date of the Agreement and anytime thereafter shall be SIIPL’s IP and shall remain the exclusive property of SIIPL.
7.2SIIPL Product Trademark. SIIPL have control over and the decision-making with respect to, the creation, development, selection, and approval of all trademarks and trade dress under which the SIIPL Product is Commercialized in the SIIPL Territory. In addition, SIIPL will have sole control over and decision-making with respect to, filing, prosecuting, registering, maintaining, and protecting the trademarks and trade dress to be used to Commercialize the SIIPL Product in the SIIPL Territory at its own costs and expense.
7.3SIIPL Improvements, Results and IPR. SIIPL Improvements, Results and Intellectual Property Rights generated solely by SIIPL under this Agreement pertaining to the SIIPL Product shall be exclusively owned by SIIPL.

7.4Tangible Ownership of the SIIPL Product. SIIPL will have tangible ownership of the SIIPL Product(s) Manufactured by SIIPL or on behalf of SIIPL, as well as the right to Commercialize and Exploit the same under the license granted in Section 3.1.
7.5No Implied Licenses. Neither Party is granted any rights to any Patent Rights, Know-How, or other Intellectual Property Rights owned or Controlled by the other Party, other than as explicitly identified herein. Nothing herein will affect the Parties’ respective ownership of any Patent Rights, Know-How, or other Intellectual Property Rights owned by such Party.
7.6Prosecution and Maintenance of Licensed Patents. VALNEVA shall, at its own judgment and expense and in its sole discretion, control the preparation, filing, prosecution and maintenance and conduct any other matters relating to the Licensed Patents.
7.7Third Party Infringement with respect to Licensed Technology. In the event that during the Term of this Agreement and thereafter SIIPL obtains actual knowledge that a Third Party is infringing in the SIIPL Territory any Licensed Patent licensed under this Agreement, it shall promptly notify VALNEVA thereof, setting forth the facts of which it has knowledge in reasonable detail. VALNEVA shall have the first right to effect termination of such infringement, including bringing suit or other proceedings against the infringer in its own name, and shall keep SIIPL informed of the progress of such proceedings. VALNEVA shall bear all its costs incurred in connection with any such lawsuit or other proceeding which it may institute, including the reasonable out of pocket expenses incurred by SIIPL in providing any assistance which VALNEVA may request, and VALNEVA shall be entitled to collect and retain for its own account any damages or profits as may be awarded as a result of such lawsuit or other proceeding.
In case VALNEVA elects, in its sole discretion, not to pursue the infringer, SIIPL may, in is discretion, bring suit or other proceedings against the infringer in its own name and at its own cost; however, in no event shall SIIPL, through any court action or proceeding, any settlement arrangement or any proceeding, filing or communication with any patent office, admit to the abandonment, invalidity of or unenforceability of, or otherwise impair VALNEVA’s rights in, any Licensed Patents, without VALNEVA’s prior written consent. Under no circumstances shall SIIPL agree to restrict or take any actions that would be to the detriment of any Licensed Technology in a potential settlement agreement with any infringer. Should SIIPL wish to cease the prosecution of an infringer of such Licenced Technology, SIIPL shall promptly notify VALNEVA thereof and VALNEVA shall, in its sole discretion, be entitled to continue to pursue or not pursue the infringer. For clarity, nothing in this Agreement shall be construed as obligating either Party to proceed against an infringer.
7.8Infringement Actions. Subject to Section 7.6-7.7, the Party exercising any enforcement rights:
(i)shall have full control over the conduct of the action; and
(ii)shall keep the other Party reasonably informed of the progress of and developments in any proceedings against infringers.

7.9Defense of Licensed Technology. VALNEVA shall have, at its own judgment and expense and in its sole discretion, sole control the defence of the Licensed Patents and/or Licensed Manufacturing Know How. However, VALNEVA agrees that SIIPL can also have the same defence on any SIIPL Results, Know-How and Intellectual Property Rights generated under this Agreement.
8.Manufacture and Commercialization.
8.1SIIPL and VALNEVA shall mutually discuss and agree on a Launch Readiness Plan including the information set forth in Annex 3 (“Launch Readiness Plan”). Such Launch Readiness Plan shall be agreed, with regard to India within [***] of the Effective Date of this Agreement and with regard to any other country within the SIIPL Territory, [***] prior to the First Commercial Sale.
8.2Right of Reference. Regulatory Cooperation. VALNEVA will provide SIIPL with applicable information, reports, documents, certificates, and any other materials regarding the Licensed Technology that are reasonably requested by SIIPL and necessary for SIIPL to Manufacture, have Manufactured the SIIPL Product, to Develop the SIIPL Product and to obtain and maintain Regulatory Approval for the SIIPL Product in the SIIPL Territory.
8.3Regulatory Inquiries. VALNEVA will promptly notify SIIPL in writing of any governmental or regulatory inquiries, inspections, or audits directly related to the Licensed Technology and any findings related to the same. SIIPL will promptly notify VALNEVA in writing of any governmental or regulatory inquiries, inspections, or audits directly related to the SIIPL Product and any findings related to the same.
8.4Commencement of Commercial License. The Parties agree that with the completion of the transfer of Documentation of the Licensed Manufacturing Know-How to SIIPL as set forth in the Technology Transfer Agreement SIIPL is able to use and benefit from the Commercial License under Section 3.1.
8.5Manufacture of Conforming Product. SIIPL shall at its sole cost and expense Manufacture Conforming Product in accordance with this Agreement, including the Quality Agreement, in sufficient quantities to meet market demand in the SIIPL Territory based on the Forecasted Quantities according to Section 8.20. SIIPL and/or its Sub-licensees shall be the exclusive manufacturer of the SIIPL Product intended for sale in the SIIPL Territory.
8.6VALNEVA Rights Outside the SIIPL Territory. Nothing herein or in any Project Agreement, shall in any way limit VALNEVA’s right and ability to Develop, Manufacture, Commercialize and Exploit, either by itself or through its Affiliates and contracted Third Parties any product, including without limitation the VALNEVA Product, anywhere in the world outside the SIIPL Territory.
8.7VALNEVA Drug Substance. During the Term of this Agreement VALNEVA will supply VALNEVA Drug Substance to SIIPL for the Manufacture of the SIIPL Product. The terms and conditions of such VALNEVA Drug Substance supply are set forth in the Drug

Substance Supply Agreement. For clarity, any Sub-licensee will have to enter into a separate supply agreement with VALNEVA for the supply of VALNEVA Drug Substance to such Sub-licensee.
8.8Raw Materials and Equipment. SIIPL shall at its sole cost and expense (i) procure all Raw Materials, machines, format pieces and equipment required for the Manufacture of Conforming Product hereunder.
8.9Quality Agreement. As between the Parties, all matters pertaining to quality control and quality assurance, stability testing and waste under this Agreement shall be governed by a separate Quality Agreement to be entered into between the Parties. Such Quality Agreement is incorporated herein by reference hereto and shall be concluded as soon as possible following the Effective Date.
8.10Fill & Finish. In accordance with Section 8.5 SIIPL shall at its sole cost and expense Manufacture (including the fill & finish) the SIIPL Product. Manufacture shall be done at a SIIPL Facility or a facility of the Sub-licensee that (i) complies with and is maintained in accordance with Applicable Law, applicable facility specifications and other terms and conditions of the Project Agreements.
8.11Packaging and labelling. SIIPL shall at its sole cost and expense be responsible for the packaging and labelling of the SIIPL Product and procure all required materials therefore in accordance with the Quality Agreement.
8.12Product Testing. All SIIPL Product Manufactured hereunder will be tested for conformance according to the Quality Agreement. SIIPL shall conduct all tests that are SIIPL's responsibility according to the Quality Agreement, at SIIPL’s sole cost and expense.
8.13Retention of Samples. In accordance with the Quality Agreement, SIIPL shall retain a sufficient quantity of samples of each batch of SIIPL Product Manufactured hereunder to allow at least full duplicate testing by or for VALNEVA and as otherwise required by Applicable Law, including stability samples for the period required by Applicable Law. Upon VALNEVA’s request, SIIPL shall make such samples available to VALNEVA for inspection and testing in accordance with the Quality Agreement. SIIPL shall properly store the retained samples in a suitable storage facility and otherwise in accordance with Applicable Law.
8.14Retention of Records. In accordance with the Quality Agreement, SIIPL shall maintain and retain books and records, excluding financial records, pertaining to the Manufacture and testing of SIIPL Product and as otherwise required by Applicable Law for the period required by Applicable Law including without limitation sufficient books and records to ensure SIIPL's and VALNEVA's ability to perform a complete lot history via lot tracing of the SIIPL Product and to otherwise ensure compliance with Applicable Law. Without limiting the generality of the foregoing, such books and records shall contain testing and quality assurance records, batch production records, deviation reports, Raw Materials data, analytical assays and data, standard operating procedures and other process documents and records directly related to the manufacture of SIIPL Product and any other information that may be required to be retained under Applicable Law.
8.15Inspections and Audits. In accordance with the Quality Agreement, VALNEVA shall have the right to conduct inspections, audits and investigations of the SIIPL Facility, equipment, record keeping procedures and records related to the Manufacture of the SIIPL Product up to [***] per calendar year with at least [***] prior written notice. VALNEVA shall also have the right at its discretion to have a representative reasonably acceptable to SIIPL present in the SIIPL Facility to observe and monitor the Manufacture of the SIIPL Product. SIIPL shall provide prompt written notice to VALNEVA of any inspections or investigations by the applicable Regulatory Authority directed towards the SIIPL Product or the SIIPL Facility used in the Manufacture of SIIPL Product and shall also provide VALNEVA with an English translation of the communication received form the Regulatory Authority, such translation to be prepared by a qualified translator. Prior to submitting any written communication to the Regulatory Authorities, SIIPL shall submit to VALNEVA for review and approval, the draft communication and an English translation thereof prepared by a qualified translator. Notwithstanding anything to the contrary, should SIIPL receive a citation as a result of a regulatory inspection or should SIIPL be found by VALNEVA to be in violation of any Applicable Law or any terms or conditions of this Agreement, VALNEVA shall be entitled to perform for cause inspections, audits and investigations of SIIPL’s applicable facilities, equipment, record keeping procedures and records related to the Manufacture of SIIPL Product as necessary to verify that SIIPL is thereafter in full compliance with Applicable Law and all terms or conditions of this Agreement.
8.16Regulatory Licenses. SIIPL shall obtain and maintain at its sole cost and expense any and all licenses, permits and consents, including, without limitation, facility licenses and permits required by Applicable Law or by Regulatory Authorities, to perform its obligations and carry out its activities under this Agreement, including without limitation, the Manufacture of SIIPL Product for sale in the SIIPL Territory and other Exploitation activities in accordance with this Agreement.
8.17Safety and Environmental Procedures. SIIPL shall maintain and enforce at its sole cost and expense all health, environmental and safety procedures for the Manufacture, handling, storage and shipping of the SIIPL Product and Raw Materials and the generation, treatment, handling, storage and/or disposal of wastes relating thereto that comply with Applicable Law and Section 21.
8.18Personnel. SIIPL represents and warrants that it has and will continue to have the appropriate skills, personnel, equipment and other resources necessary to perform its obligations under this Agreement. SIIPL shall in no event engage any Third Party in the Manufacture of the SIIPL Product or permit any Third Party to gain access to Licensed Technology except to the extent expressly permitted by Article 3.

8.19Manufacturing Capacity. SIIPL shall at all times during the Term of this Agreement maintain the capability to Manufacture the SIIPL Product in sufficient quantities 1) to satisfy market demands in the SIIPL Territory based on the Forecasted Quantities according to Section 8.20, and 2) the Safety Stock agreed under the CEPI Side Letter.
8.20Market Demand Forecasts. No later than [***] prior to the anticipated First Commercial Sale of the SIIPL Product, and thereafter on a quarterly basis, SIIPL shall submit to VALNEVA a [***] rolling forecast of the estimated quantity of SIIPL Product to be Manufactured by SIIPL to satisfy market demands in the SIIPL Territory ("Forecasted Quantities”).
8.21Manufacturing Shortfall. Manufacturing Shortfall and Failure to Supply. In the event that
SIIPL anticipates, or in the event SIIPL’s actual Manufacturing capacity will, or does not meet Forecasted Quantities resulting in a shortfall (“Manufacturing Shortfall”), SIIPL shall immediately notify VALNEVA in writing of any such anticipated or actual Manufacturing Shortfall. If an anticipated or actual Manufacturing Shortfall is expected to last more than [***], the Parties shall promptly upon receipt of notice meet to discuss SIIPL's efforts to remedy the Manufacturing Shortfall and ways to maintain its Manufacturing capacity. Furthermore, upon VALNEVA’s request, SIIPL shall provide VALNEVA with all materials, documents and other information relevant to confirm SIIPL's efforts and their respective status.
8.22During a period whereby SIIPL is in a Manufacturing Shortfall situation, and upon notice of such Manufacturing Shortfall situation, the Parties shall discuss in good faith the potential supply of VALNEVA’s or any designated Third Party’s, chikungunya product into the SIIPL Territory for as long as the Manufacturing Shortfall situation remains so as to preserve the availability of a chikungunya product within the SIIPL Territory.
8.23In the event that (i) SIIPL is in Manufacturing Shortfall and does not cure such Manufacturing Shortfall within [***] from the date of VALNEVA’s receipt of notice thereof, such Manufacturing Shortfall shall be deemed a material breach for purposes of this Agreement.
8.24Marketing and Sales. SIIPL or, if applicable, its Sublicensee, shall at its sole cost and expense be responsible for all advertising, marketing and sales activities with respect to SIIPL Product in the SIIPL Territory and use Commercially Reasonable Efforts to market and sell SIIPL Product in the SIIPL Territory in which Regulatory Approval for the SIIPL Product has been obtained in accordance with terms and conditions of this Agreement and Applicable Law. SIIPL or, if applicable, its Sublicensee, shall (i) at all times conduct business in a manner that reflects favourably on the SIIPL Product; (ii) not disparage the good name, good will or reputation of VALNEVA; (iii) not engage in deceptive, misleading or unethical practices; (iv) not make any false or misleading representations or other statements with regard to VALNEVA or the SIIPL Product.
8.25Equitable Access Plan. SIIPL acknowledges and agree that the objectives with this Agreement are to (i) speed up the development of a chikungunya vaccine in the SIIPL

Territory, (ii) ensure that there is a regular supply of the SIIPL Product in countries that have a demand for the vaccine at an affordable price, and (iii) in the context of an Outbreak or an Increased Outbreak Preparation Need to ensure that the SIIPL Product is first available to populations in the Affected Territory when and where they are needed. Based on the aforementioned, the initial plan to support such objectives (the “Equitable Access Plan”) set out in the CEPI Side Letter outlining, among other things, how the SIIPL Product will be made available to all populations in the SIIPL Territory and Affected Territories without undue delay and at an affordable price.
8.26Supply Commitment.
8.26.1Diligent Commercial Efforts. SIIPL shall at all times during the Term of this Agreement diligently Commercialize and otherwise Exploit the SIIPL Product in the SIIPL Territory in sufficient quantities to satisfy market demands the same being subject to fulfilment of VALNEVA’s obligations under the Drug Substance Supply Agreement to adequately supply VALNEVA Drug Substance without material delay. In addition, SIIPL shall supply the SIIPL Product in accordance with the requirements set forth in the CEPI Side Letter.
8.27Distributors. SIIPL may market, advertise, distribute, and sell SIIPL Product either directly or through its resellers, distributors and other marketing partners or collaborators (“Distributors”), provided however that (i) such Distributors are subject to a written agreement with SIIPL and will not be contrary to any provision herein mentioned. SIIPL shall remain responsible and liable towards VALNEVA for any acts and omissions of its Distributors.
8.28Regulatory Inquiries. VALNEVA will promptly notify SIIPL in writing of any governmental or regulatory inquiries, inspections, or audits directly related to the Licensed Technology or any findings related to the same. SIIPL will promptly notify VALNEVA in writing of any governmental or regulatory inquiries, inspections or audits directly related to the SIIPL Product and any findings related to the same.
8.29SIIPL Product Recalls and Withdrawals. Each Party will promptly notify the other in writing in detail if (a) any batch of SIIPL Product is alleged or proven to be the subject of a recall, market withdrawal, or correction in the SIIPL Territory; (b) such Party reasonably determines that a recall is necessary; or (c) such Party becomes aware of any quality or risk issues related to SIIPL Product. SIIPL will be responsible for instituting a recall, market withdrawal, or correction of the SIIPL Product at its own cost and expense unless a recall is required due solely to any Latent Defects in the VALNEVA Drug Substance. Each Party will cooperate as reasonably requested by the Party responsible for recall.
8.30Pharmacovigilance (PV) Agreement. The Parties shall enter into a Pharmacovigilance Agreement as and when required and on mutually agreed terms between the Parties.

9.Trade Name and Trademarks.
9.1Product Trade Name and Product Trademarks. SIIPL shall market, distribute, sell or otherwise Commercialize the SIIPL Product in the SIIPL Territory under a different trade name and/or trademark(s) than the VALNEVA Product ("SIIPL Trade Name" and “SIIPL Trademark” respectively). SIIPL shall be the owner and exclusively hold all rights in the SIIPL Trade name and SIIPL Trademark.
9.2Trademark. Neither Party shall use any trademark of, or any trademark similar to that of, the other Party.
9.3Third Party Infringement. Each Party shall promptly notify the other Party in writing upon learning of any actual, alleged or threatened infringement of the other Party’s trade name and/or trademark(s), Each Party shall be responsible, at its sole cost and expense, to take actions and bring suit or other proceedings against such Third Party infringer, and shall keep other Party reasonably informed on the status of such actions and proceedings.
10.Financial Terms
10.1Upfront Payment. As consideration for the rights and licenses to be granted by VALNEVA to SIIPL under this Agreement, and the Project Agreements, SIIPL shall make an Upfront Payment to VALNEVA as more particularly described in Annex 5.
10.2Milestone Payments. In addition to the Upfront Payment, SIIPL shall make Milestone Payments to VALNEVA as described in Annex 5.
10.3Profit Sharing. As further consideration for the rights and licenses to be granted by VALNEVA to SIIPL under this Agreement, SIIPL shall pay to VALNEVA the compensation set forth in Annex 4 on the Net Profit (“Profit Share”). The Profit Share shall be paid to VALNEVA by SIIPL on a country-by-country basis starting on the date of the First Commercial Sale of the SIIPL Product in the respective country within SIIPL Territory and continuing until the expiration or termination of this Agreement The Payments pertaining to Profit Share, shall be invoiced on a quarterly basis and be paid in accordance with the payment terms set forth in Section 10.4. Payments will be certified in accordance with Sections 10.9 e. and 11.3 and amounts based on the Sales Reports outlined in Section 10.6.
10.4Payment Terms. During the [***] after the Effective Date, SIIPL shall pay invoices within [***] after receipt of invoice with respect to the Profit Share (Annex 4). Payment terms thereafter shall be [***] after receipt of invoice. As regards the Upfront Payment the payment term is [***] after receipt of invoice and as regards the Milestone Payments, payment terms shall be [***] after receipt of invoice.
10.5Manufacturing Reports. Upon the finalization of a Manufacturing campaign, SIIPL shall furnish to VALNEVA the following documentation: 1) the Batch Record for the batch of VALNEVA Drug Substance used for Manufacturing, and 2) a Manufacturing report indicating amount of doses of SIIPL Product Manufactured, Drug Substance Aliquots used for the Manufacture, failed batches and losses together with the amount of the then current stock of VALNEVA Drug Substance Aliquots and the amount of SIIPL Product Manufactured (“Manufacturing Report”). The Parties shall discuss and mutually agree on the format to be used for the Manufacturing Report within [***] after the Effective Date.
10.6Sales Reports. As agreed in this Agreement, SIIPL shall furnish to VALNEVA on a country-by-country basis: 1) a sales report including Net Sales, Net Profit, amount of doses of SIIPL Product sold, the Ex Manufacturing Price of SIIPL Product sold (in both local currency and in Euros (as per Section 11.1) and specifying Batch Record and percentage of SIIPL Product sold) pertaining to the corresponding SIIPL Product sold during the preceding calendar quarter, and 2) a certificate from its Certified Auditors for the calculation of its Payment obligations for every calendar quarter (the “Quarterly Certificates”) within [***] of the end of each such quarter.
10.7Records. During the Term of this Agreement and for a minimum period of [***] thereafter, SIIPL shall keep detailed, accurate and up to date records and books of account accessible electronically from a single location, showing the quantity, description and price of all SIIPL Product(s) supplied in each country of the SIIPL Territory and all sums paid to VALNEVA during the previous [***]. SIIPL shall ensure that such records and books of accounts are sufficient to ascertain the calculation of its Payment obligations with respect to SIIPL Product supplied by SIIPL in the SIIPL Territory.
10.8Costs. [***]
10.9Consistent with this Agreement and the CEPI Side Letter, SIIPL shall:
a.) comply with controls, good management practices, procedures and standards at least as rigorous as its local Generally Accepted Accounting Principles (GAAP), or International Financial Reporting Standards (IFRS) if adopted by SIIPL, as confirmed in SIIPL’s annual audited financial statement;
b.) keep accurate, complete and reliable records of revenues and expenditures under the project (hereinafter “Financial Records”) against an individual project code;
c.) retain all Financial Records for [***] after termination or expiration of this Agreement for whatever reason or for any longer period as required by Applicable Law or SIIPL’s own policies and allow VALNEVA access to such records as set out in Section 6.8 for such retention period;
d.) upon VALNEVA`s request, provide up-to-date audited financial statements, and relevant extracts from the auditors’ report for such financial statement as well as the management letter to the auditors;
e.) Financial audits. SIIPL shall furnish a certificate from its Certified Auditors for the calculation of SIIPL’s Payment. As used herein, “Certified Auditors” means an auditor firm duly licensed to practice as an auditor and whose lead individual responsible for audits has sufficient experience for auditing biotechnology, biopharma or pharmaceutical companies and who is responsible and liable under Applicable Law. Notwithstanding the foregoing, VALNEVA shall have the right to, on an annual basis, request SIIPL to engage, at its own cost, the European accounting firm KNAV (contact details to be provided separately) to provide an additional certificate confirming the certificate from the Certified Auditor. For clarity, the financial terms agreed under this Section 10 do not apply to any potential combination vaccine development. If the Parties enter into a separate agreement on such combination vaccine development pursuant to Section 2.3 of this Agreement, the financials related to such development shall be agreed in such separate agreement.
11.Payment Terms.
11.1Currency and Currency Conversion. All payments by either Party to the other Party under this Agreement shall be made in [***]. Where calculation of the Profit Share or other amounts due under this Agreement requires the conversion to [***] of Net Sales generated or other amounts received in any other currency, conversion to Euros will be calculated based on the average of the mid-market exchange rates of the relevant country’s currency to [***] of the relevant quarter, as quoted by the Reserve Bank of India (https://www.rbi.org.in).
11.2Taxes. The amounts payable by SIIPL to VALNEVA pursuant to this Agreement (each, a
“Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this section, VALNEVA shall be solely responsible for paying any and all taxes on income (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by SIIPL), excluding applicable Indian GST levied on account of, or measured in whole or in part by reference to, any Payments it receives. SIIPL shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if VALNEVA is entitled under any applicable tax treaty to a reduction rate of, or the elimination of, applicable withholding tax, it may deliver to SIIPL or the appropriate Governmental Entity (with the assistance of SIIPL to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve SIIPL of its obligation to withhold such tax and SIIPL shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that SIIPL has received evidence of VALNEVA’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, SIIPL withholds any amount, it shall pay to VALNEVA the balance when due, make timely payment to the proper Governmental Entity of the withheld amount and promptly send to VALNEVA the relevant withholding tax certificates.
11.3Certifications. As agreed in this Agreement, SIIPL shall furnish to VALNEVA Quarterly Certificates from their Certified Auditors for the calculation of its Payment obligations under this Agreement. SIIPL shall pay to VALNEVA any underpayment reflected in such Quarterly Certificate within [***] of the end of the applicable calendar quarter and may credit any overpayment based on the results disclosed by such Quarterly Certificates against future Payment obligations of SIIPL due to VALNEVA.

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11.4Reconciliation. The Parties agree to conduct an annual reconciliation of the Payments made in accordance with Section 10 and Annex 5. Within [***] after the end of each calendar year, SIIPL shall furnish to VALNEVA a certificate issued by its Certified Auditors certifying the total amount of its respective Payment obligations accrued in such preceding Calendar Year (the “Annual Recalculation Certificate”). Along with the delivery of an Annual Recalculation Certificate, SIIPL shall pay to VALNEVA any underpayment reflected in such Annual Recalculation Certificate and may credit.
11.5Any disputes with respect to any amount due under Section 11.4 may be referred by either Party for dispute resolution in accordance with Section 20.5 (Negotiation; Resolution).
11.6Payment Dispute. Either Party shall promptly notify the other Party about any dispute on any Payment due under this Agreement. The paying Party shall pay any uncontested amount in accordance with the terms agreed herein and shall not withhold any uncontested portion of the due Payment. The Parties shall consult in good faith to promptly resolve any disputed amount hereunder within [***] following the original due date. Any amounts subsequently resolved shall be due and payable within ten (10) Business Days of such resolution. Any disputes with respect to any amount due which cannot be resolved between the Parties may be referred by either Party for dispute resolution in accordance with Section 20.5 (Negotiation; Resolution) hereof.
11.7Interest. If any Payment under this Agreement is not made by the date on which the same becomes due and payable, the Parties shall automatically, without any further notification being given by the other Party, [***].
12.Non-compete.
12.1Subject to Section 12.3, SIIPL covenants not to whether directly or indirectly for the term of this Agreement, manufacture or have manufactured for commercial use, file applications for Regulatory Approval, commercialize or have commercialized or otherwise exploit, in the SIIPL Territory, any competing chikungunya product or any combination thereof.
12.2Notwithstanding anything to the contrary in Section 12.1, SIIPL shall have the right to perform research and development on a competing chikungunya product or any combination thereof, up to the point of commercial manufacturing of such product, provided such chikungunya product or combination product, is not a competing live attenuated chikungunya product or any combination thereof.
12.3In case of termination of this Agreement pursuant to Article 17, Section 12. 1 and 12.2 will not apply from the date of termination.
13.Confidential Information.
13.1All Confidential Information disclosed, revealed or otherwise made available by one Party ("Disclosing Party") to the other Party ("Receiving Party"), including prior to the

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Effective Date, in connection with, under, or as a result of, this Agreement and/or the Project Agreements is furnished to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations, under this Agreement and the Project Agreements. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any Third Party, without the prior written consent of the Disclosing Party. Notwithstanding the foregoing, SIIPL agrees that VALNEVA may, without SIIPL’s consent, disclose SIIPL’s Confidential Information to CEPI to the extent necessary to monitor SIIPL’s compliance with the CEPI Side Letter. VALNEVA will inform SIIPL at the JSC meetings what type of SIIPL Confidential Information VALNEVA has shared with CEPI.
13.2In addition to the Receiving Party's obligations under Section 13.1, the Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party's Confidential Information. Without limiting the generality of this Section 13.2, the Receiving Party shall disclose any of the Disclosing Party's Confidential Information only to those of its Affiliates, officers, directors, employees, licensees, sublicensees, potential sublicensees, consultants and potential or actual financial investors that have a need to know the Disclosing Party's Confidential Information, in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement or the Project Agreements, and only if (i) such Affiliates, officers, directors, employees, licensees, sublicensees, potential sublicensees, consultants and potential or actual financial investors have executed appropriate non-disclosure agreements containing substantially similar terms regarding confidentiality as those set out in this Agreement and/or the Project Agreements or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party's Confidential Information, and (ii) documents containing Confidential Information have been redacted from all information that is not strictly necessary to be disclosed to such Person. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party's Confidential Information and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party's Confidential Information.
13.3The Receiving Party's obligations under Sections 13.1 and 13.2 shall not apply to the extent that the Receiving Party can prove by competent written evidence that any of the Disclosing Party's Confidential Information:
(a)is (at the time of disclosure) or becomes (after the time of disclosure) publicly known through no breach of this Agreement by the Receiving Party or its Affiliates, Sublicensees, or Subcontractors;
(b)was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates prior to the time of disclosure by the Disclosing Party or its Affiliates, as evidenced by prior or contemporaneous written records;
(c)is disclosed to the Receiving Party or its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates;

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(d)is independently developed by or on behalf of the Receiving Party or its Affiliates, as evidenced by its prior or contemporaneous written records, without reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement; or
(e)required (i) by Applicable Law, (ii) by the listing standards or agreements of any national or international securities exchange or other similar laws of a Governmental Entity, (iii) to respond to an inquiry of a Governmental Entity or Regulatory Authority, or (iv) as may be required in a judicial, administrative or arbitration proceeding. Such disclosure shall be only for the sole purpose of and solely to the extent required by such laws and requests. The Receiving Party shall, to the extent permitted by law, furnish the Disclosing Party with prior written notice of such disclosure requirement as reasonably practicable and permissible under Applicable Law, so as to permit the Disclosing Party, in its sole discretion, to take appropriate action, including seeking a protective order, in order to prevent the Disclosing Party's Confidential Information from passing into the public domain or becoming generally available to the public.
13.4Upon expiration or termination of this Agreement and the Project Agreements for any reason whatsoever, the Receiving Party shall cease all use of and return to the Disclosing Party, or destroy, as the Disclosing Party shall specify in writing, all copies of all documents and other materials that contain or embody any of the Disclosing Party's Confidential Information, except to the extent that the Receiving Party is required by Applicable Law to retain such documents and materials. Within thirty [***] after the date of expiration or termination of this Agreement, the Receiving Party shall furnish the Disclosing Party with a certificate, duly executed by an officer of the Receiving Party, confirming that the Receiving Party has complied with its obligations under this Section 13.4.
13.5All of the Receiving Party's obligations under Sections 13.1 and 13.2 hereof, with respect to the protection of the Disclosing Party's Confidential Information, shall for a period of [***] survive the expiration or termination of this Agreement and/or the Project Agreements for any reason whatsoever. Notwithstanding the foregoing, trade secrets shall be kept confidential as long as such information remains a trade secret under Applicable Law.
13.6Public Announcement of this Agreement. On or about the Effective Date, the Parties will issue a mutually agreed joint press release. Notwithstanding the foregoing, no public announcement concerning the existence of, terms, or subject matter of this Agreement or the Project Agreements shall be made, either directly or indirectly, by any Party, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement. Such agreement and approval shall not be unreasonably withheld, conditioned or delayed.
13.7Notwithstanding the foregoing, SIIPL agrees that VALNEVA may with prior written information share the existence of, the terms, or subject matter of this Agreement and the Project Agreements with. any of the following:

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a.) CEPI; and
b.) existing and other investors in connection with an offering or placement of securities for purposes of obtaining financing or investment; and actual and prospective lenders for the purpose of obtaining financing or investment; and
c.) potential acquirers or merger partners included in a due diligence process of all or a portion of VALNEVA`s business to which this Agreement and the Project Agreements relate.
In the event of b.) and c.), such disclosures shall be subject to a confidentiality agreement between VALNEVA and such Third Parties. As for CEPI, the Agreements and Project Agreements shall be shared by Valneva in redacted form, which form shall be approved by SIIPL. Upon such approval, Valneva may share the Agreement and the Project Agreements to CEPI.
13.8Non-Use of Names. No Party shall use, either directly or indirectly, the logo, name, trade names or trademarks of the other Party or its Affiliates, in any publicity, marketing or advertising material or other disclosures unless a copy or transcript of the proposed disclosure is submitted to and approved in advance in writing by the other Party in its sole discretion.
14.Insurance.
14.1SIIPL shall procure and shall maintain a general liability and product liability insurance policy with “A-rated” insurance carriers according to AM Best rating agency or equivalent (e.g. “AA” rating of S&P; “Aa” rating of Moody’s, valid for those countries where the SIIPL Products are Manufactured and Commercialized with a a limit of two times 20 million EUR per claim and as an annual aggregate for personal injury, property damage and financial loss, and naming VALNEVA its Affiliates, and their respective directors, officers, employees, and agents as an additional insured party.
14.2SIIPL shall provide, or cause to be provided, to VALNEVA written evidence of such insurance promptly upon request of VALNEVA. Notwithstanding anything to the contrary, the naming of VALNEVA as an additional insured party in SIIPL’s insurance policy shall in no way limit or otherwise affect SIIPL’s liability or obligations towards VALNEVA under this Agreement.
14.3VALNEVA shall procure and maintain a general liability and product liability insurance policy, with “A-”rated insurance carriers according to AM Best Rating Agency or equivalent (e.g. “AA” rating of S&P; “Aa” rating of Moody’s), with a limit of two times 20 million EUR per claim and as an annual aggregate for personal injury, property damage and financial loss, and naming SIIPL and its directors, officers, employees, and agents as an additional insured party.
14.4VALNEVA shall provide, or cause to be provided, to SIIPL written evidence of such insurance promptly upon request of SIIPL. Notwithstanding anything to the contrary, the naming of SIIPL, its directors, officers, employees, and agents as an additional insured

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party in VALNEVA’s insurance policy shall in no way limit or otherwise affect VALNEVA`s liability or obligations towards SIIPL under this Agreement.
15.Warranties and Liabilities
15.1Representations, Warranties and Covenants of each Party. As of the Effective Date, each of VALNEVA and SIIPL hereby represents, warrants and covenants to the other Party as follows:
a.it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation; and
b.the execution, delivery and performance of this Agreement by such Party does not conflict with any other agreement by which it is bound, and has been duly authorized by all requisite corporate action and does not require any shareholder action or approval; and
c.it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and
d.it shall at all times comply in all material respects with all Applicable Laws relating to its activities under this Agreement and the Project Agreements; and
e.there is no action or proceeding pending or, to the knowledge of such Party, threatened that could reasonably be expected to impair or delay the ability of such Party to perform its obligations under this Agreement; and
f.to the best of its knowledge and belief, neither Party, nor any officer or employee of either Party has been debarred or is subject to debarment by a Regulatory Authority or funding agency anywhere.
15.2VALNEVA Warranties. In addition to the representations, warranties and covenants made under Section 15.1, VALNEVA hereby represents, warrants and covenants as of the Effective Date that:
(a)VALNEVA owns, Controls all right, title and interests in and to the Licensed Technology as of the Effective Date of the Agreement, and in the event any or all of the Licensed Technology is jointly owned, Controlled with any Third Party, then VALNEVA represents and warrants to SIIPL that (i) such Third Party shall have no objections and shall raise no encumbrances to the transfer of the Licensed Technology to SIIPL in accordance with Section 2.2 and (ii) in relation to Licensed Technology, no part of the business understanding or arrangement between VALNEVA and any Third Party and/or no document executed between VALNEVA and any Third Party, shall adversely affect or be deemed to obstruct and interfere with any Development, Manufacturing, and Commercialization activity undertaken by SIIPL for the SIIPL Product, or any right, title or interest of SIIPL in the SIIPL Improvements;

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(b)to VALNEVA’s knowledge, the Licensed Technology is not infringed, is freely licensable, and is aligned with all Applicable Laws, rules and regulations; and that the Licensed Technology is free of any Third-Party infringement or claims; and that there is no objection or restriction; under any Third Party agreements to enter into, or perform its obligations, or for SIIPL to exercise its rights under this Agreement;
(c)There is no restriction, implied or active on the Licensed Technology preventing VALNEVA from licensing the same, and that VALNEVA is aware of no Third-Party patent rights that would affect SIIPL’s right to import or use the Licensed Technology in any country in the SIIPL Territory;
(d)The rights, title and interest asserted by VALNEVA in and to the Licensed Technology has neither been challenged by any Third Party(ies) nor has VALNEVA received any claims nor faced any action, penalty, proceedings, prosecution, demands, infringement suit, passing off action, made or initiated or imposed by any Third Party(ies) in respect of the Licensed Technology, on grounds of infringement of any patent rights and / or passing off claims and/or of infringement of any other Intellectual Property Rights of such Third Party(ies), as would affect the rights of SIIPL and / or its Sub-licensees or impede SIIPL and / or its Sub-licensees from importing, receiving, transferring, handling, storing or utilizing the Licensed Technology;
(e)VALNEVA warrants that VALNEVA shall be responsible for prosecution and maintenance of Licensed Patents. VALNEVA further warrants that it shall file requisite patent applications, including but not limited to any current or future variants of concern, and / or any improvements of the Licensed Technology, as per SIIPL’s instructions, as may be necessary and expedient to secure Patent Rights for protecting and covering the Licensed Technology (including but not limited to any current or future variants of concern, and / or any improvements of the Licensed Technology) in SIIPL Territory, SIIPL agrees to reimburse the costs incurred by VALNEVA in securing Patent Rights in all such geographies;
(f)VALNEVA further warrants that it shall commercially reasonably maintain any and all Licensed Patents; and
(g)In the event VALNEVA is entering into any financial, funding or loan arrangement with a Third Party for any purpose, then, (i) the responsibility of such financial, funding or loan arrangements (including any and all financial obligations) shall be at the sole cost, risk and consequence of VALNEVA without any liability on SIIPL whatsoever, and (ii) VALNEVA agrees that SIIPL shall not be liable and shall not be a party or connected to any financial, funding or loan arrangement and shall not bear any direct or indirect responsibility with respect to the same.
15.3Warranties and Covenants of SIIPL.
[***]

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15.4DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE PROJECT AGREEMENTS, NEITHER PARTY MAKES ANY, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL, REPRESENTATIONS, GUARANTEES, OR WARRANTIES, IMPLIED, STATUTORY OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT OR THE PROJECT AGREEMENTS OR THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ANY AND ALL WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE. NOTHING IN THIS AGREEMENT OR ANY PROJECT AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED TO CONSTITUTE A REPRESENTATION OR WARRANTY THAT NO THIRD-PARTY RIGHTS ARE OR MAY BE REQUIRED TO CARRY OUT THE COLLABORATION AS CONTEMPLATED IN THIS AGREEMENT AND IN THE PROJECT AGREEMENTS, AND NOTHING HEREIN SHALL CONSTITUTE OR BE CONSTRUED TO CONSTITUTE A REPRESENTATION OR WARRANTY AS TO THE VALIDITY OF ANY PATENTS.
16.Indemnification and Limitation of Liability
16.1Indemnification by SIIPL. SIIPL will indemnify, defend, and hold harmless VALNEVA, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the “VALNEVA Indemnitees”) from and against [***] suffered by VALNEVA Indemnitees in connection with any suits or claims brought by Third Parties (“VALNEVA Claims”) arising out of or resulting from any bona fide claim with respect to [***];. Further, SIIPL will indemnify, defend, and hold harmless VALNEVA Indemnitees of VALNEVA Losses suffered to the extent that resulting from or arising in connection with a VALNEVA Claim based on, resulting from, or arising in connection with [***].
provided, however, that SIIPL shall not be obligated to indemnify, defend or hold harmless VALNEVA Indemnitees from any VALNEVA Claims or for any VALNEVA Losses incurred by VALNEVA Indemnitees to the extent arising out of, or attributable to suits or claims brought by Third Parties in relation to Section 16.2 (i) – (iii).
16.2Indemnification by VALNEVA. VALNEVA shall indemnify, defend and hold harmless SIIPL and its respective directors, officers, employees, and agents (collectively "SIIPL Indemnitees") from and against [***] suffered by SIIPL Indemnitees in connection with any suits or claims brought by Third Parties (“SIIPL Claims”) arising out of or resulting from any bona fide claim with respect to [***]

provided, however, that VALNEVA shall not be obligated to indemnify, defend or hold harmless SIIPL Indemnitees from any SIIPL Claim or for any SIIPL Losses incurred by SIIPL or a SIIPL Indemnitees to the extent arising out of or attributable to suits or claims brought by Third Parties in relation to Section 16.1 (i) –(ii).
16.3Liability Cap. The Indemnifying Party’s liability under this Agreement and the Project Agreements is limited to the amount specified in the Sections 14.1 and 14.3.
16.4Indemnification Procedures.
a.Each indemnified Party shall notify the indemnifying Party in writing (and in reasonable detail) of any suits or claims brought by Third Parties within ten (10) Business Days after receipt by such indemnified Party of notice of the VALNEVA Claim or SIIPL Claim, as the case may be, or otherwise becoming aware of the existence or threatened existence thereof (such VALNEVA Claim or SIIPL Claim being referred to as a "Claim"). Failure to give such notice shall not constitute a defence, in whole or in part, to any claim by an indemnified Party hereunder except to the extent the rights of the indemnifying Party are materially prejudiced by such failure to give notice. The indemnifying Party shall notify the indemnified Party in writing of its intentions as to defence of the Claim or potential Claim in writing within [***] after receipt of notice of the Claim. If the indemnifying Party assumes the defence of a Claim against an indemnified Party, an indemnifying Party shall have no obligation or liability under this Section 16.4 as to any Claim for which settlement or compromise of such Claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
b.The indemnifying Party shall assume exclusive control of the defence and settlement (including all decisions relating to litigation, defence and appeal) of any such Claim which seeks solely monetary remedies (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 16.3 with respect to a given Claim); provided, however, that (i) the indemnifying Party may not settle such Claim in any manner that would require payment by the indemnified Party, or would materially adversely affect the rights granted to the indemnified Party hereunder, or would materially conflict with the terms of this Agreement or the Project Agreements, without first obtaining the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the conduct of proceedings relating to Patent Rights shall be subject to specific provisions in Section 7.
c.The indemnified Party shall reasonably cooperate with the indemnifying Party in its defence of the Claim (including, without limitation, making documents and records available for review and copying and making Persons within its control available for pertinent testimony in accordance with the confidentiality provisions of Article 13, and neither Party shall be required to divulge privileged material to the other) at the indemnifying Party’s expense. If the indemnifying Party assumes defence of the Claim, an indemnified Party may participate in, but not control, the defence of such Claim using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the indemnifying Party. If an indemnifying Party does not agree to assume the defence of the Claim asserted against the indemnified Party (or does not give notice that it is assuming such defence), or if the indemnifying Party assumes the defence of the Claim in accordance with Section 16.4 yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that no Party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement or the Project Agreements or would require a payment by the Party, or adversely affect the Party or its Affiliates, without the prior written consent of the Party entitled to control the defence of such Claim.
d.Limitation of liability. In no event shall either Party be liable to the other, or the VALNEVA Indemnitees or the SIIPL Indemnitees, as applicable, for [***]. The foregoing limitation shall not apply, however, to a Party's indemnification obligations pursuant to this Article 16 or liability arising from the breach of the Intellectual Property Rights provisions under Article 7, the non-compete under Article 12 and the confidentiality obligations under Article 13.
17.Term and Termination
17.1Term. This Agreement shall come into force on the Effective Date and, unless terminated earlier in accordance with the provisions under Article 17, this Agreement shall expire on a country-by-country basis on the later of: the expiry in such country of the last Valid Claim of the Licensed Patents licensed to SIIPL under this Agreement or [***] after the First Commercial Sale of the SIIPL Product in such country (collectively “Term”)
17.2This Agreement may be terminated by either Party for cause in case of:
(a)Material Breach. Immediately in case of material breach in accordance with Section 21.12 and otherwise upon written notice to the other Party if the other Party materially breaches this Agreement or any Project Agreement and such material breach is not discontinued or cured within [***] after the breaching Party’s receipt of an initial written notice by the non-breaching Party with reasonable detail as to the nature and scope of the applicable breach; or
(b)License Conversion. In the event VALNEVA provide SIIPL with a notice of termination due to a material breach of SIIPL of its obligations of this Agreement then VALNEVA may, due to the aforesaid breach, provide notice to SIIPL of its intent to convert the exclusive license granted hereunder to a non-exclusive license. If the Parties are in agreement, then the Parties agree to mutually discuss in good faith the terms, conditions and payment structure with respect to such non-exclusive license and the same will be duly recorded by the Parties in a separate agreement. VALNEVA shall have no obligation to enter into such a non-exclusive license agreement, and may, in its discretion, decide to terminate this Agreement pursuant to Section 17.2(a); and
(c)Bankruptcy. By giving [***] prior written notice to the other Party if the other Party becomes insolvent or a bankruptcy action or any other insolvency proceeding is instituted against it and not dismissed within [***].
17.3Withdrawal of Regulatory Approval. In addition to Sections 17.2 and 17.4, SIIPL, will have the right to terminate for cause immediate upon written notice in case of a withdrawal of the EMA Market Authorization of the VALNEVA Product due to safety concerns.
17.4This Agreement may be terminated by SIIPL for any reason, with or without cause, upon not less than [***] prior written notice to VALNEVA.
18.Consequences of Termination
18.1Reversion of Rights. Subject to Section 18.2, upon termination of this Agreement for whatever reason, all of SIIPL`s rights and licenses under this Agreement, including but not limited to the Commercial License granted by VALNEVA to SIIPL under Section 3.1 of this Agreement, shall automatically terminate and all of SIIPL's rights to the VALNEVA Licensed Technology shall automatically revert to VALNEVA.
18.2Continued Supply of SIIPL Product. Upon the expiration or termination of this Agreement the following shall apply:
(i)the provisions under the CEPI Side Letter, including the Business Continuity Plan, shall apply with respect to continued supply of SIIPL Product in the SIIPL Territory for a limited period post expiration or termination as set forth in the CEPI Side Letter;
(ii)in case SIIPL terminates this Agreement and any Project Agreement in accordance with Sections 17.4, or if VALNEVA terminates in accordance with Section 17.2 SIIPL shall continue the Manufacture and Commercialization of the SIIPL Product for a period up to [***], or for such shorter period of time as VALNEVA may decide at its own discretion. SIIPL shall use Commercially Reasonable Efforts to assist VALNEVA with any transfer of the Licensed Technology to a new licensee, at SIIPL’s own cost.
During periods of continued supply in accordance with Section 18 (i) and (ii), the Profit Share set forth in Section 10.3 applies and remains in effect during this period of continued supply.
18.3No Compensation. Upon early termination of this Agreement by SIIPL in accordance with Section 18.2, 18.3 and 18.4, neither Party shall in any event be entitled to any compensation or damages or other payment whatsoever, whether in respect of goodwill, loss of profit or otherwise. Further the Parties agree that either Party shall only be entitled to receive any amounts and/or Payments due till the date of termination.

18.4Termination of Project Agreements. Termination of this Agreement by either Party for whatever reason shall automatically terminate any and all Project Agreements without further notice required. For the avoidance of doubt, termination of any Project Agreement according to Article 18 or any additional termination rights granted in the respective Project Agreement shall have no effect on the validity of this Agreement and any other Project Agreement not so terminated, which shall remain in full force and effect.
18.5License after Patent Expiration. Upon the expiration the later of a 1) Valid Claim of a Licensed Patent, or [***] after First Commercial Sale of the SIIPL Product under this Agreement on a country-by-country basis, VALNEVA agrees to grant, and hereby does grant to SIIPL a fully-paid, non-exclusive, royalty-free license under the Licensed Technology to Manufacture and Commercialize the SIIPL Products in any such country in the SIIPL Territory as constituted as of the date of the applicable expiration. For the avoidance of doubt, the expiration of this Agreement will not have an effect on the Drug Substance Supply Agreement, which will remain in force for as long as SIIPL Manufactures and Commercializes the SIIPL Product, subject to an agreement to be negotiated in good faith by and between the Parties, including terms of a mutually acceptable price of Drug Substance following the expiration of this Agreement.
18.6Survival. Sections 3.2 (Covenant not to Sue), 6.8 (Regulatory Records), Article 7 (Intellectual Property; Infringement and Prosecution), Articles 10 (Financial Terms) and 11 (Payment Terms), Article 13 (Confidential Information), Section 15.4 (Disclaimer of Warranties), Article 16 (Indemnification and Limitation of Liability) Article 18 (Consequences of Termination and Continued Supply), Article 20 (General Provisions and Governing Law and Dispute Resolution) shall survive the expiration or termination of this Agreement. For clarity, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including but not limited to any Payment or reporting obligations as agreed under this Agreement and the Project Agreements.
19.Conditions Precedent
19.1Management Approval. Both Parties hereby confirm that they have acquired any required approval of their management boards and/or supervisory boards for the execution of this Agreement and the Project Agreements.
20.General Provisions
20.1Assignment. Neither Party shall assign this Agreement or any Project Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Either Party may transfer any and all of its rights and/or obligations hereunder to any of its affiliates and inform the other Party thereafter. to which this Agreement primarily relates, with prior information.
20.2Change of Control. This Agreement will be binding on and inure to the benefit of the Parties, their executors, administrators, successors, and permitted assigns. In the event of any Change of Control with respect to the other Party occurs, then such acquiring party shall be bound by the terms and conditions of this Agreement. The Parties shall promptly inform each other of such Change of Control.
20.3No Third-Party Beneficiary. Except as expressly provided otherwise in this Agreement no Person other than each Party and any of its permitted assigns and assignee Affiliate(s) hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation under this Agreement.
20.4Notices. All notices, reports and other communications between the Parties under this Agreement and the Project Agreements shall be sent by registered mail, postage prepaid and return receipt requested, by international courier, or by email, with a confirmation copy sent by registered mail or international courier (and deemed to be delivered on the date of receipt of such confirmation copy), addressed as follows:
To VALNEVA:
[***]
Legal notices to be sent in copy to: [***]
To SIIPL:
[***]
Email: [***]
20.5Governing Law, Dispute Resolution and Jurisdiction. The Parties agree to settle their disputes amicably and in good faith. If the executives dealing with the subject matter of this Agreement cannot settle the dispute among themselves then the matter will be referred to the Managing Director / Chief Executive Officer of the respective Parties who shall discuss the dispute and try to arrive at an amicable solution. In the event the Parties are unable to resolve the disputes as mentioned above then this Agreement, and the obligations contained herein, shall be governed by and interpreted in accordance with the laws of the State of New York, USA and the Parties irrevocably submit to the exclusive jurisdiction of the courts of New York, USA, without giving effect to the conflicts of law provisions thereof.
20.6Force Majeure. Except as otherwise expressly set forth in this Agreement, neither Party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, an act of God, war, act of terror, civil commotion, labor strike or lock-out, epidemic, pandemic, quarantine, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, acts, omissions, or delays in acting, by any Governmental Entity (“Force Majeure”). The Party affected by any event of Force Majeure shall promptly notify the other Party in writing, explaining the nature, details and expected duration of the Force Majeure event. Such

Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other Party of the termination of the event of Force Majeure. The Party affected by an event of Force Majeure shall use its Commercially Reasonable Efforts to remedy, remove, or mitigate such force majeure event and the effects thereof. If a Party anticipates that an event of Force Majeure may occur, such Party shall promptly notify the other Party in writing of the nature, details and expected duration of the Force Majeure event. Upon termination of the event of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence. In case the Force Majeure event continues for a period of [***] the unaffected Party may terminate this Agreement with immediate effect.
20.7Severability. If any provision of this Agreement or the Project Agreements is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by Applicable Law, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement or the Project Agreements shall not affect the validity or enforceability of the other provisions of this Agreement and the Project Agreements. Nor shall the invalidity or unenforceability of any provision of this Agreement or the Project Agreements in one country or jurisdiction affect the validity or enforceability of such provision in any other country or jurisdiction in which such provision would otherwise be valid or enforceable.
20.8Entire Agreement and Amendments. This Agreement, together with all Project Agreements, constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof. No modification or amendment of this Agreement or the Project Agreements shall be binding upon the Parties unless in writing and executed by the duly authorized representatives of each of the Parties; this shall also apply to any change of this clause.
20.9Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words "include," "includes," and "including" will be deemed to be followed by the phrase "without limitation," (c) the word "will" will be construed to have the same meaning and effect as the word "shall," (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified(subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person's successors and assigns, (f) the words "herein," "hereof," and "hereunder" and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or

Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word "notice" means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder "agree," "consent, "approve," or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term "or" will be interpreted in the inclusive sense commonly associated with the term "and/or," and (l) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, in the Quality Agreement, in any Project Agreement and in the Pharmacovigilance Agreement, this Agreement shall prevail except for any quality-related matters in which case the Quality Agreement shall prevail.
20.10Data Protection. The Parties do not envisage that any personal data will be exchanged between the Parties in the performance of this Agreement. Each Party will comply with applicable data protection laws in connection with this Agreement and the Project Agreements and may enter into data processing agreements if necessary.
20.11Waivers. The failure by either Party to assert any of its rights hereunder or under the Project Agreements, including the right to terminate this Agreement and the Project Agreements due to a breach or default by the other Party, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement and the Project Agreements in accordance with their terms.
20.12Counterparts. This Agreement and the Project Agreements may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
20.13Independent Contractors. The Parties are independent contractors and this Agreement and the Project Agreements shall not constitute or give rise to an agency, partnership or joint venture relationship among the Parties and each Party’s performance hereunder is that of a separate, independent entity.
20.14Language. This Agreement and the Project Agreements, and any amendments or modifications thereto, shall be executed in English. Any communications between the Parties under this Agreement and the Project Agreements, including but not limited to any notices provided, shall be in English only.
20.15Headings. The headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

20.16Costs. Except as is otherwise expressly set forth herein or in the Project Agreements, each Party shall bear its own expenses in connection with the activities contemplated and performed hereunder and under the Project Agreements.
20.17Foreign Corrupt Practices. By signing this Agreement, each Party agrees to conduct the business contemplated herein and in the Project Agreements in a manner, which is consistent with both Applicable Law and good business ethics. Both SIIPL and VALNEVA warrant, that neither SIIPL nor VALNEVA, nor any person employed by or representing VALNEVA or SIIPL, has ever made, offered, provided or authorized, and each of VALNEVA and SIIPL covenants that neither it, nor any person employed by it or representing it, will make, offer, provide or authorize, directly or indirectly, any payment or transfer of anything of value to any official, representative or employee of any Governmental Entity or instrumentality, any political party or officer thereof, or any candidate for public office for the purpose of influencing a decision by any of them in their official capacity.
20.18Contract formation. This document is not an offer unless signed by a Party and is not a contract unless signed by both Parties.
21.Good Business Practices; Anti-Bribery; Human Rights.
21.1Each Party agrees to conduct the cooperation contemplated herein in a manner which is consistent with Applicable Law and good business ethics. Each Party shall comply with applicable Anti-Corruption Laws in the performance of its activities hereunder. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other Third Party related to the cooperation in a manner that would violate Anti-Corruption Laws.
21.2Each Party shall, and shall cause persons employed or engaged by it who perform activities hereunder (“Representatives”) to, comply with Applicable Laws, any and all Anti-Corruption Laws in all respects.
21.3Notwithstanding anything to the contrary herein, each Party hereby agrees that it shall not, and shall cause its Representatives not to, take any actions (i) that are prohibited by Anti-Corruption Laws, and/or (ii) which would make the other Party liable for a violation of Anti-Corruption Laws and Human Rights.
21.4Each Party represents and warrants that it will:
i.not disparage the name, good will, or reputation of the other Party;
ii.not engage in deceptive, misleading, or unethical practices;
iii.not make any false or misleading representations or other statements with regard to the other Party or Product;
iv.represent only such facts about Product as are in accordance with the Regulatory Approval, the summary of Product characteristics or its equivalent, and

v.in no event make any representations, warranties, guarantees or other statements in the other Party’s name or on the other Party’s behalf, except as approved in advance in writing by the other Party;
vi.directly or indirectly, make or authorize or promise an offer, payment or gift, of anything of value, to any government employee, any official (including but not limited to any governmental or regulatory official), any political party or official thereof, or any candidate for political office, or any other Third Party that may have any influence in relation to the activities contemplated hereunder, that would violate Anti-Corruption Laws;
vii.engage in any activity that would expose the other Party or its Affiliates, to a risk of penalties or of violations under laws or regulations of any relevant jurisdiction that prohibit improper payments, including but not limited to bribes, to officials of any government of any agency, instrumentality or political subdivision thereof, to political parties or political party officials or candidates for public office, or to any employee of any customer or supplier.
21.5During the Term of this Agreement, each Party shall have in place, maintain and follow a code of business conduct/reasonable procedures designed to prevent, detect and manage possible violations of Anti-Corruption Laws.
21.6Each Party represent and warrants as of the Effective Date, that:
(a)it has not been convicted of, pleaded guilty to or charged with any offence involving fraud, corruption or bribery, or breach of any Applicable Laws in any jurisdiction or country,
(b)it is not subject to or threatened by any actions, suits or proceedings for any alleged violation of any Applicable Laws.
21.7Each Party agrees to immediately inform the other Party of the occurrence of any possible violation by such Party and/or its Representatives of any Anti-Corruption Laws.
21.8Each Party hereby represents and warrants that all Representatives are appropriately trained on Anti-Corruption Laws on a regular basis and at least once per year.
21.9Each Party shall on an annual basis confirm at the other Party that:
(a)appropriate training and training materials on Anti-Corruption Laws have been provided to all Representatives; and
(b)to the best of such Party's knowledge, there have been no violations of Anti-Corruption Laws by such Party or its Representatives in the performance of their activities hereunder.
21.10Human Rights. Each Party further represents that, with respect to its respective obligations under this Agreement, it will:

(a)not use child labor in circumstances that could cause physical or emotional impairment to the child;
(b)not use forced labor (prison, indentured, bonded or otherwise);
(c)provide a safe and healthy workplace; safe housing (if applicable); and access to clean water, food, and emergency healthcare in the event of accidents in the workplace;
(d)not discriminate against employees on any grounds (including race, religion, disability or gender);
(e)not use corporal punishment or cruel or abusive disciplinary practices;
(f)pay at least the minimum wage, where applicable, and provide any legally mandated benefits;
(g)comply with laws on working hours and employment rights;
(h)respect employees’ right to join and form independent trade unions;
(i)encourage subcontractors under this Agreement to comply with these standards; and (j) maintain a complaints process to address any breach of these standards.
21.11SIIPL undertakes to comply with VALNEVA’s Business Partners Code of Conduct attached hereto as Annex 7 without any amendments, and in case Valneva make any amendments to the VALNEVA’s Business Partners Code of Conduct it will not be applicable to SIIPL, for the sake of clarity SIIPL will only comply to what has been attached under (Annex 7).
21.12The Parties agree that violation of Sections 21.1, 21.3 and 21.10 above and violation of the following sections (i) Anti-Bribery, Anti-Corruption, Business Expenses and Money Laundering, (ii) Anti-Trust, Competition and Fair Dealing, and (iii) Human Rights,
Discrimination, Harassment and Bullying under the VALNEVA’s Business Partners Code of Conduct annexed to this Agreement, shall be regarded as material breach of this Agreement allowing for immediate termination.
21.13VALNEVA has the right to terminate this Agreement in accordance with 21.12. However, prior to exercising such right, the Parties will discuss in good faith, including whether, as determined by VALNEVA, such breach can be remedied and if so, what the appropriate remedy period shall be. To the extent any provision of the Business Ethics Code conflicts with the terms of this Agreement, the terms of this Agreement shall prevail.
List of Annexes:
•Annex 1 – SIIPLTerritory
•Annex 2 – Licensed Patents
•Annex 3 – Launch Readiness Plan Requirements
•Annex 4 – Profit Share – Calculation and Reconciliation

•Annex 5 – Upfront Payment and Milestone Payments
•Annex 6- CEPI Side Letter
•Annex 7 – VALNEVA’s Business Partners Code of
Conduct
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have caused this Master Collaboration and License Agreement to be executed by their duly authorized representatives.
VALNEVA AUSTRIA GmbH        Serum Institute of India Private Limited

Name:     [***]                Name:         [***]

Title:         [***]                Title:        [***]

Date:         12/18/2024            Date:         12/18/2024

Annex 1
SIIPL Territory
Key Countries:
[***]
Additional countries:
[***]
Key Countries and additional countries listed above together referred to as the SIIPL Territory.
In addition, within the SIIPL Territory, SIIPL shall have the exclusive right to supply and sell the SIIPL Product to:
(i)UNICEF, and
(ii)any Public and governmental agency.
The Parties acknowledge and agree that they shall engage in discussions, together with VALNEVA’s other licensees, regarding the territorial scope of exclusive, or non-exclusive supplies to UNICEF and GAVI respectively before end of 2025.

Annex 2

[***]

Annex 3

[***]

Annex 4

[***]

Docusign Envelope ID: B27B032E-53C5-4594-AC8F-38C3F2302C3B
ANNEX- 5
Upfront Payment and milestone Payments

[***]

Annex 6
CEPI Side Letter

Docusign Envelope ID: B27B032E-53C5-4594-AC8F-38C3F2302C3B

Confidential
Annex 7

VALNEVA’s Business Partners Code of Conduct
(Under the Business Partners Code Of Conduct the term “Business Partner” shall be read and interpreted as “Collaborator”)

Annex 8
Valneva Trade Secrets
[***]